Exhibit 10(b)
                                                        [Bacou, S.A. Letterhead]


February 13, 1998                                      Banque Nationale de Paris
                                                       1, boulevard Bancel

                                                       26000 Valence

                                                       ATTN:  M. Lombard

     Re: Acquisition of HOWARD LEIGHT INDUSTRIES

Dear Sirs:

     We make reference to the credit of $110,000,000 (One Hundred and Ten Million Dollars) for the period of seven (7) years, reimbursable in 27 quarterly payments of $3,928,600 (Three Million Nine Hundred and Twenty Eight Thousand and Six Hundred Dollars) minimum and a final payment of $3,927,800 (Three Million Nine Hundred and Twenty Seven Thousand and Eight Hundred Dollars) at the rate of LIBOR USD 3 months + 0.30 + 0.20% commission, as solicited by our related entity, BACOU USA Incorporated, whose place of incorporation is in the United
States: 10 Thurber Boulevard, Smithfield, Rhode Island 02917-1896.

     We declare that we are completely aware of this request and we have noted that this credit would be granted to BACOU USA Incorporated in consideration of the relationships which unite us with it and of the fact that we have always made our best efforts so that no establishment of credit undergo any losses as a result of operations with the corporations in our group.

     We commit ourselves, therefore, by this letter, to retain directly or indirectly majority control of BACOU USA Incorporated as long as the latter will owe you any sum whatsoever pursuant to the above-referenced credit.

     We will similarly strive to permit BACOU USA Incorporated to have at its disposition the financial means which will be necessary to it to live up to its obligations.

     We ask you, gentlemen, to accept this expression of our best wishes.


                                           PH. BACOU